Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces the Retirement of Sam Yellen From Board of Directors

          COSTA MESA, Calif., June 1 /PRNewswire-FirstCall/ -- Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) (the “Company”), the holding company of Pacific Premier Bank, F.S.B. (the “Bank”), today announced that Sam Yellen, a Board member since 2004, has announced his retirement as a Director from both the Company’s and Bank’s Boards of Directors.

          Mr. Yellen served as Chair of the Audit Committee for both the Company and the Bank.  The Boards of Directors of both the Company and the Bank have appointed Director Michael L. McKennon, a founding partner of the accounting firm of McKennon, Wilson & Morgan LLP, as Chairman of the Audit Committee of both the Company and the Bank.  The Board also appointed Director Kenneth A. Boudreau a CPA and the President and CEO of M.C. Gill Corporation as a member of the Audit Committee of both the Company and the Bank.  Mr. Yellen’s Board term would have expired in 2007.  The vacancy created by Mr. Yellen’s retirement will be filled after the Board conducts a search for a qualified candidate.

          Steven R. Gardner, President and Chief Executive Officer stated “We all very much appreciate Sam’s dedicated service to the shareholders, the Board, our employees and our customers for the past two years.  The Board and management have greatly benefited from Sam’s financial expertise, years of experience and wisdom.”

          The Company owns all of the capital stock of the Bank, a federal savings bank.  We currently provide business and consumer banking products to our customers through our five full-service depository branches and an SBA loan production office in Southern California located in the cities of Costa Mesa, Huntington Beach, Los Alamitos, San Bernardino, Seal Beach, and Pasadena.  The Bank is scheduled to open its sixth branch in Newport Beach, California in the third quarter of 2006.

          FORWARD-LOOKING COMMENTS

          The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company’s products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company’s policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.

          Contact:

          Pacific Premier Bancorp, Inc.

          Steven R. Gardner
          President/CEO
          714.431.4000

          John Shindler
          Executive Vice President/CFO
          714.431.4000

SOURCE  Pacific Premier Bancorp, Inc.
          -0-                                        06/01/2006
          /CONTACT:  Steven R. Gardner, President/CEO, or John Shindler, Executive
Vice President/CFO, both of Pacific Premier Bancorp, Inc., +1-714-431-4000/
          (PPBI)